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AT THE COMPANY
Kenneth W. McVey                                                   www.fuisz.com
In the U.S.: (703) 995-2400            Investor Relations E-mail: info@fuisz.com

JULY 20, 1998

  FUISZ SIGNS DEVELOPMENT AND LICENSING AGREEMENT WITH AMERICAN HOME PRODUCTS
      CORPORATION INVOLVING CEFORM(TM) EA (ENHANCED ABSORPTION) TECHNOLOGY

CHANTILLY, VIRGINIA, JULY 20, 1998 - Fuisz Technologies Ltd. (Nasdaq: FUSE) announced today the signing of a second development and licensing agreement with the Whitehall Robins Healthcare Division of American Home Products Corporation (NYSE: AHP). Following on from an Option Agreement signed earlier this year, this definitive new agreement provides for the use of Fuisz's CEFORM(TM) EA technology to produce a unique, over-the-counter health care product. Fuisz's CEFORM(TM) EA technology is a major advancement in Fuisz's core proprietary CEFORM technology.

Under the agreement, which is subject to normal regulatory review, Whitehall is granted exclusive rights to the product in the USA and certain overseas territories with Fuisz receiving in return technology access fees, certain milestone payments, and the potential for manufacturing and royalty income on the sale of new products employing this technology. No further details of the agreement are being announced.

Kenneth W. McVey, President and Chief Executive Officer of Fuisz Technologies Ltd., commented, "I am extremely excited by the opportunity arising from this new agreement with Whitehall which could contribute substantially to net income to Fuisz. It is also very gratifying that this agreement is our second with a company which is one of Fuisz's original partners."

American Home Products Corporation is one of the world's largest research-based pharmaceutical and health care products companies. It is a leader in the discovery, development, manufacturing and marketing of prescription drugs and over-the-counter medications. It is also a global leader in vaccines, biotechnology, agricultural products and animal health care.

Fuisz Technologies Ltd. is engaged in the development, manufacture, and commercialization of a wide range of drug delivery, nutraceutical, and food ingredient products utilizing its proprietary CEFORM(TM), Shearform(TM), and other drug delivery technologies, with research and manufacturing facilities in Virginia, USA, as well as in Dublin and Clonmel, Ireland.

This news release contains certain forward-looking statements that involve risks and uncertainties that are subject to events outside of the Company's control. The Company's results of operations and financial position could be affected by several factors that may cause actual results to differ materially including, but not limited to, dependence on collaborative partners, capital requirements, risk of manufacturing scale-up, product commercialization including delays of introductions of new products or enhancements, size and timing of individual orders, rapid technological changes, acquisitions of marketing and sales distribution organizations, market acceptance of new products, regulatory approvals, and future competition. These and other factors are more fully discussed in the company's Form 10-K in the section captioned "Management Discussion and Analysis of Financial Condition and Results of Operations."
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